Exhibit 10.4

SALES CONTRACT

Memphis, Tennessee, January 5, 2005

RECEIVED of TENNESSEE ENTERTAINMENT CONCEPTS, INC., a Tennessee corporation, hereinafter called “Purchaser”, the sum of Ten and 00/100 ($10.00) Dollars, as earnest money and in part payment for the purchase of real estate, hereinafter called “Property,” situated in the City of Memphis, County of Shelby and State of Tennessee:

Lot	1, Section A, Winchester/Getwell Commercial Subdivision, as shown on plat of record in Plat Book 92, Page 1, in the Register’s Office of Shelby County, Tennessee, to which plat reference is given for a more particular description of said property.

known locally as 3918 Winchester, Memphis, Tennessee 38118.

Seller covenants and agrees to sell and convey Property, with all improvements thereon, or cause it to be conveyed, by good and sufficient warranty deed, to Purchaser, or to such person or persons as Purchaser may designate; Purchaser, however, shall not be released from any of Purchaser’s agreements and undertakings as set forth herein, unless otherwise stated; and Purchaser covenants and agrees to purchase and accept Property, upon terms as follows:

1. The purchase price for the Property shall be the total amount of One Million One Hundred Thousand and 00/100 ($1,100,000.00) Dollars, and shall be paid as follows:

The Purchase Price shall be evidenced by a Wraparound Promissory Note (the “Wrap Note”) providing for payments as follows:

a. On the principal sum of Six Hundred Thousand and 00/100 ($600,000.00) Dollars (“First Debt”), Purchaser shall make payments of Six Thousand Nine Hundred Sixty Six and 51/100 ($6,966.51) Dollars in monthly installments which payments are based on principal and interest on the outstanding principal balance at the rate of seven (7%) percent per annum and amortized over a ten (10) year term. The first installment shall commence on February 5, 2005, and shall be payable on the same day each and every month thereafter until July 5, 2005, at which time the principal balance on the Six Hundred Thousand and 00/100 ($600,000.00) Dollars and all accrued but unpaid interest thereon shall be paid in full.

b. The additional Five Hundred Thousand and 00/100 ($500,000.00) Dollars (“Second Debt”) shall be payable in equal monthly installments of Three Thousand Three Hundred Twenty Six Thousand 51/100 ($3,326.51) Dollars per month with interest calculated at seven (7%) percent per annum and amortized over a thirty (30) year term. The first installment shall commence on February 5, 2005, and shall be payable on the same day each and every month thereafter until January 5, 2010. The principal balance and all accrued interest thereon shall be due and payable over five (5) years from date of closing and may be prepaid at any time without penalty.

c. Seller agrees to subordinate the Second Debt to the lien of a first mortgage not in excess of $600,000.00, which Purchaser shall obtain in order to pay the First Debt within six (6) months from date of closing.

d. Purchaser understands that there is a prior mortgage obligation existing on the Property in favor of Community Banks of Colorado in the original principal sum of $824,000.00 and having a present outstanding principal balance of $735,174.66. It is an express condition of this Agreement, that the payment of said prior obligation is the sole, separate and complete responsibility of Seller. Should Seller fail to make any installments on said prior obligation, then and in such event, Purchaser would, at Purchaser’s option, be afforded the opportunity by Seller to then directly assume the responsibility for payment of the obligation to Community Banks of Colorado, and claim offset against Purchaser’s liability to Seller as described under this Agreement to the extent of any such payments made directly by Purchaser.

e. Seller agrees to indemnify Purchaser from any responsibility on the prior mortgage due to Community Banks of Colorado, said indemnification to include all costs and reasonable attorney’s fees.

2. The closing of this transaction shall take place on or before January 5, 2005, at the law offices of David J. Johnson, P.C., 780 Ridge Lake Boulevard, Suite 202, Memphis, Tennessee 38120.

3. Possession of Property is to be given on closing.

4. All taxes for the current year are to be prorated as of date of closing, and all prior unpaid taxes or liens including front foot assessments are to be paid by Seller, unless otherwise specified. Fire and any additional hazard insurance premiums on the improvements on Property is to be maintained in the name of Seller until payment of the First Debt and then cancelled and a new policy obtained by Purchaser. Purchaser is to be named as additional insured on the existing policy and Seller shall be named as mortgagee on the replacement policy when obtained. The premium on the existing policy is to be pro-rated at closing.

5. Title is to be conveyed subject to all restrictions, easements and covenants of record, and subject to zoning ordinances or laws of any governmental authority and the existing first mortgage indebtedness owed Community Banks of Colorado. An existing lease on the Property is to be cancelled at closing.

6. The Property is to be delivered in as good condition as it presently is as of the date of this contract, ordinary wear and tear excepted, and if not in such condition when final settlement is made, Seller is obligated to put them in such condition, or to compensate Purchaser for his failure to do so, but in the event of destruction by fire, or otherwise, Seller’s liability shall in no event be more than the appraised value of the improvements so destroyed.

7. Seller agrees promptly to furnish, for examination only, either title search or adequate abstracts of title, taxes and judgments, covering Property, or at Seller’s option, a policy of title insurance by one of the title insurance companies with offices in Memphis for the amount of the above purchase price, insuring marketability of title and paid for by Seller. Adequate abstracts of title, taxes and judgments are those required by a title insurance company with an office in Memphis as the basis for the issuance of a policy of title insurance. In the event of controversy regarding title, a title insurance policy covering Property, issued by any local title insurance company for the above purchase price, shall constitute and be accepted by Purchaser as conclusive evidence of good and merchantable title.

8. If the title is not good and cannot be made good within a reasonable time after written notice has been given that the title is defective, specifically pointing out the defects, then the above earnest money shall be returned to Purchaser. If the title is good and Purchaser shall fail to pay for Property as specified herein, Seller shall have the right to elect to declare this contract canceled, and upon such election, the earnest money shall be retained by Seller, as liquidated damages. The right given Seller to make the above election shall not be Seller’s exclusive remedy, and either party shall have the right to elect to affirm this contract and enforce its specific performance or recover full damages for its breach. Seller’s retention of such earnest money shall not be evidence of an election to declare this contract canceled, as Seller shall have the right to retain his portion of earnest money to be credited against damages actually sustained.

9. Seller is to pay for preparation of deed, title search or abstract, and notary fee on deed. Purchaser is to pay for preparation of the Wrap Note, or notes, and trust deed, state tax and Register’s fee on the Wraparound Trust Deed, notary fee on trust deed, recording of warranty deed, state tax and Register’s fee on warranty deed, and expense of title examination or title insurance, if any. If Purchaser obtains a loan on Property, they are to pay all expenses incident thereto. Seller and Purchaser are to share equally in paying closing fee in connection with this transaction.

10. This contract constitutes the entire agreement between the parties hereto with respect to the transaction herein contemplated. Any modification or amendment to this agreement shall be effective only if in writing and executed by each of the parties hereto.

11. Purchaser accepts Property in its existing condition, “as is”, no warranties or representations having been made by Seller which are not expressly stated herein.

12. There are no sales commissions, finder’s fees and broker’s commissions payable or claimed with respect to the sale of the Property, and Seller shall indemnify and save Purchaser harmless from any and all liabilities, expenses and actual attorney fees of any type or sort whatsoever with respect to any commissions or finder’s fees or claims therefor.

13. This Contract only pertains to the sale of the real estate and building located on the property and does not include any items of personally, the parties having entered into a separate agreement dated                          , 20    , for such items.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

WITNESS the signatures of all parties the day and year above written.

PURCHASER:

TENNESSEE ENTERTAINMENT CONCEPTS, INC.

By:	/s/ Charles G. Westlund, Jr.
Charles G. Westlund, Jr., President
Address:	3918 Winchester, Memphis, TN 38118
Telephone:

SELLER:

VCG REAL ESTATE HOLDINGS, INC.

By:	/s/ Micheal Ocello
Michael Ocello, President
Address:	390 Union Blvd, #540, Lakewood, CO 80228
Telephone:	303-934-2424

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